Exhibit 99.1

Privileged and Confidential

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen, Managing Director, Communications - (615) 263-3107

CORECIVIC SUSPENDS QUARTERLY DIVIDEND WHILE IT EVALUATES

CORPORATE STRUCTURE AND CAPITAL ALLOCATION ALTERNATIVES

PROVIDES PRELIMINARY APRIL AND MAY 2020 FINANCIAL RESULTS

BRENTWOOD, Tenn. – June 17, 2020 – CoreCivic, Inc. (NYSE: CXW) (the Company) announced today that its Board of Directors has elected to evaluate corporate structure and capital allocation alternatives. The Board has concurrently decided to suspend the Company’s quarterly dividend while it assesses how best to use its substantial free cash flow to enhance service excellence, build shareholder value, and offer and implement unique solutions for our government partners and the communities we serve together.

Damon T. Hininger, CoreCivic’s President and Chief Executive Officer, said:

“While the unprecedented challenges posed by the COVID-19 pandemic continue to be a priority to ensure the safety of our staff and individuals in our care, we are also focused on creating long-term shareholder value and delivering on our company’s purpose. We believe alternatives to our current corporate structure and capital allocation strategy may better serve the interests of the Company, our shareholders, our employees, individuals in our care within our facilities, and the communities we care so deeply about.

“We are a financially strong company. Nevertheless, our debt and equity securities have been trading at significant discounts to their historic multiples in recent years and to multiples applied to other real estate asset classes for many years. We do not believe these trading prices properly reflect our stable cash flow generation or the value of our real estate.”

As a real estate investment trust (REIT), CoreCivic is required to pay out most of the Company’s earnings in dividends, which requires it to rely on the capital markets to fund future growth.

Hininger added, “At the market prices we have experienced for our debt and equity securities, capital has become increasingly expensive. We are examining whether other approaches may improve our growth prospects and long-term shareholder returns, while also improving our credit profile and long-term cost of capital.

“Alternative corporate structures could allow the Company flexibility to allocate the Company’s substantial free cash flow to the highest returning opportunities which could include debt repayment, prudent return of capital to shareholders, or funding attractive growth opportunities. Growth opportunities include increasing our investment in programs and services that will expand on the leadership role we play in addressing the most pressing

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

issues facing America’s criminal justice system. Every day we see programs such as GED, vocational education, substance-abuse treatment and job placement assistance help those individuals in our care get their lives back on track. Additionally, we believe alternative structures could expand opportunities for the Company to meet other partner needs that cannot be undertaken in our current structure.”

Management is confident that the action taken on the dividend as a first step will not impact the Company’s status as a REIT for the 2020 tax year, as the Company expects to substantially reduce its minimum distribution requirement under provisions in the CARES Act.

The next step of the process will be to evaluate alternative corporate structure and capital allocation strategies to determine the best approach to maximize long-term shareholder value, while also retaining flexibility for addressing the needs of our government partners and communities. The process will include an analysis of potential opportunities to recycle capital invested in certain leased assets.

CoreCivic has engaged Moelis & Company as financial advisor and Bass, Berry & Sims PLC and Latham & Watkins, LLP as legal advisors to assist in the process. The Company expects to finalize this evaluation in the third quarter of 2020.

Business Update and Preliminary April and May 2020 Financial Results

CoreCivic continues to generate strong cash flows from its largely governmental customer base while working hard to protect our employees, those entrusted to our care, and our communities during the COVID-19 pandemic. In April 2020, the Company generated $158.1 million in revenue, a 4.2% decline compared with March 2020, and net income of $10.2 million. Approximately half of the decline in revenue was due to April having one less day, while the remainder of the decline was predominantly due to a reduction in occupancy from multiple government partners related to COVID-19. This revenue decline from March was offset by favorable trends in operating expenses, as Normalized Funds From Operations (Normalized FFO) for the month of April was $22.4 million, a 5.5% increase compared with March 2020.

In May 2020, the Company generated $159.6 million in revenue, a 0.9% increase compared with April 2020, and net income of $15.3 million. The increase in revenue was primarily due to May having one additional day. Compared with the prior month, net income increased in May primarily due to favorable trends in operating and general & administrative expenses. Normalized FFO for the month of May was $25.0 million, an 11.9% increase compared with April 2020.

Normalized FFO is a measure calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliation of this non-GAAP measure to net income, the most directly comparable GAAP measure.

About CoreCivic

The Company is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a growing network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. We are a publicly traded REIT and the nation’s largest owner of partnership correctional, detention and residential reentry facilities. We also believe we are the largest private owner of real estate used by U.S. government agencies. The Company has been a flexible and dependable partner for government for more than 35 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at http://www.corecivic.com/.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) whether we conclude that an alternative corporate structure or capital reallocation is appropriate, can be cost effectively implemented, and in fact provides the expected benefits; (ii) the duration of the federal government’s denial of entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of COVID-19; (iii) government and staff responses to staff or residents testing positive for COVID-19 within public and private correctional, detention, and reentry facilities; (iv) the location and duration of shelter in place orders associated with COVID-19 that disrupt the criminal justice system, along with government policies or prosecutions and newly ordered legal restrictions that affect the number of people placed in correctional, detention, and reentry facilities; (v) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (vi) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, contract renegotiations or terminations, increases in costs of operations, fluctuations in interest rates and risks of operations; (vii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity, and effects of inmate disturbances; (viii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (ix) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including but not limited to, the continued utilization of the South Texas Family Residential Center (STFRC) by ICE under terms of the current contract, and the impact of any changes to immigration reform and sentencing laws (Our company does not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention.); (x) our ability to successfully identify and consummate future acquisitions and our ability to successfully integrate the operations of completed acquisitions and realize projected returns resulting therefrom; (xi) our ability to meet and maintain qualification for taxation as a REIT; and (xii) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Months Ended
	April 30, 2020	May 31, 2020
Net income	$10,192	$15,274
Depreciation and amortization of real estate assets	9,287	9,565
Gain on sale of real estate	—	(2,818)

Funds From Operations	$19,479	$22,021
Expenses associated with COVID-19	2,891	3,005

Normalized Funds From Operations	$22,370	$25,026

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Funds From Operations (FFO) and Normalized FFO are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis that is used by management. FFO, in particular, is a widely accepted non-GAAP supplemental measure of REIT performance, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT).

NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. Normalized FFO is useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. The Company may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of the ongoing operations of the Company. Start-up expenses represent the incremental operating losses incurred during the period we activate idle correctional facilities. Normalized FFO excludes the effects of such items. The Company calculates Normalized FFO by adding to GAAP Net Income expenses associated with the Company’s debt refinancing, M&A activity, start-up expenses, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented. Even though expenses associated with mergers and acquisitions may be recurring, the magnitude and timing fluctuate based on the timing and scope of M&A activity, and therefore, such expenses, which are not a necessary component of the ongoing operations of the Company, may not be comparable from period to period.

Other companies may calculate FFO and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. FFO and Normalized FFO are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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